Exhibit 10.34

[ALLIANCE HEALTHCARE SERVICES, INC. LETTERHEAD]

[Date]

Dear [Employee Name]:

I am pleased to notify you that the Compensation Committee of the Board of Directors (the “Committee”) has selected you to be a participant in the Alliance HealthCare Services, Inc. Long Term Incentive Program (the “Program”) for the 2013 Plan Year. You have been granted the following awards under the Program:

1.	An award of an option to purchase [ ] shares of the Company’s common stock, which will become exercisable in three equal installments on each of [ ], 2014, [ ], 2015 and [ ], 2016 if you remain employed until the applicable vesting date. The vesting of the options will be accelerated on a change of control or if your employment terminates as a result of your death or disability. Your Stock Option Award Agreement for this award is attached.

2.	An EBITDA Award. Under this award, you are eligible to earn a target cash award of $[ ] if the Company meets or exceeds the target for 2013 Adjusted EBITDA less minority interests (“Adjusted EBITDA”). The 2013 Adjusted EBITDA target is $[ ] million, which is the same as actual Adjusted EBITDA for 2012.

The Company’s 2013 Adjusted EBITDA for purposes of this award will be determined by the Committee and will take into account adjustments that the Committee believes are appropriate, such as for acquisitions or dispositions during the year. If 2013 Adjusted EBITDA is less than the target, any amount earned under this award will be at the Committee’s discretion. If 2013 Adjusted EBITDA meets or exceeds the target, then you will earn the target amount.

Any cash award earned will vest and be paid as follows:

•	One-third (1/3) of the earned award will vest on December 31, 2013 and will be paid by March 15, 2014, subject to your continued employment through December 31, 2013.

•

The remaining two thirds (2/3) of the earned award will vest in equal installments on December 31, 2014 and December 31, 2015, subject in each case to your continued employment through the vesting date. Payment will be made in each case within two and one-half months after the applicable vesting date.

There are exceptions to these vesting requirements in the event of a change of control of the Company or if your employment is terminated as a result of death or disability. Additional terms of your EBITDA Award are described in Exhibit A to this letter.

As a condition to the grant of these awards, you will be required to execute an updated Confidentiality/Non-Competition Agreement with the Company. A copy of such agreement is attached. If you do not return an executed copy of the Confidentiality/Non-Competition Agreement to             by             , 2013, all of the awards granted herein will be cancelled retroactive to the date of this letter.

Additional terms and conditions of your Stock Option Award are described in the Company’s 1999 Equity Plan for Employees. A copy of the Plan is attached. You should read it carefully. If you have any questions about the Plan, the Program or your awards, please contact                                 .

Congratulations on being selected as a participant in the Program!

Sincerely,

Exhibit A

Additional Terms of 2013 EBITDA Award

Additional terms applicable to your EBITDA Award are set forth below:

1.	The Compensation Committee (the “Committee”) of the Board of Directors of Alliance HealthCare Services, Inc. (the “Company”) shall administer all EBITDA Awards (“Awards”) granted to employees of the Company or its subsidiaries (“Participants”). All determinations under Awards, including the Company’s 2013 Adjusted EBITDA and the calculation of all payments under the Awards, shall be made by the Committee or its delegates in its or their discretion, and all determinations of the Committee or its delegates with respect to Awards shall be final and binding on all parties.

2.	Except as otherwise provided below, upon any termination of a Participant’s employment prior to 2014 or prior to the payment of all amounts earned based on the Company’s achievement of 2013 Adjusted EBITDA, all rights of the Participant to any subsequent payments under the Award shall immediately terminate.

3.	Upon any termination of a Participant’s employment as a result of death or Disability (as defined below) after 2013, but prior to the payment of all amounts earned based on the Company’s achievement of 2013 Adjusted EBITDA, any such earned but unpaid amounts shall become fully vested and shall be paid by to the Participant or the Participant’s estate (in the case of death) by March 15 of the year immediately following the year in which such termination occurred.

4.	If there is a Change of Control (as defined below) prior to 2014 or prior to the payment of all amounts earned based on the Company’s achievement of 2013 Adjusted EBITDA, then the following shall apply:

(a)	If the Change of Control occurs prior to 2014, then the target for 2013 Adjusted EBITDA shall be assumed to have been met, and the Awards shall vest and be paid in full on the earlier of (a) six months after the consummation of the Change of Control or (b) the termination of the Participant’s employment by the Company without Cause (as defined below) or by the Participant for Good Reason (as defined below). If the Participant’s employment is terminated by the Company with Cause or by the Participant without Good Reason prior to six months after the consummation of the Change of Control, all rights of the Participant to any subsequent payments under the Award shall immediately terminate.

(b)	If the Change of Control occurs after 2013 and prior to the payment of all amounts earned based on the Company’s achievement of 2013 Adjusted EBITDA, then any such earned but unpaid amounts shall vest and be paid in full on the earlier of (a) six months after the consummation of the Change of Control or (b) the termination of the Participant’s employment by the Company without Cause or by the Participant for Good Reason. If the Participant’s employment is terminated by the Company with Cause or by the Participant without Good Reason prior to six months after the consummation of the Change of Control, all rights of the Participant to any subsequent payments under the Award shall immediately terminate.

5.	The following terms shall have the definitions specified below unless a different meaning is clearly indicated:

(a)	“Cause” means (i) the Participant’s conviction of, or guilty or no contest plea to, any crime that constitutes a felony, or any misdemeanor that involves the purchase or sale of any security, the taking of a false oath, the making of a false report, bribery, perjury, burglary, larceny, theft, robbery, extortion, forgery, counterfeiting, fraudulent concealment, embezzlement, fraudulent conversion, or misappropriation of funds or securities, or a conspiracy to commit any of these offenses, or substantially equivalent activity; (ii) the Participant’s commission of any act of theft, dishonesty, fraud or embezzlement; (iii) the Participant’s failure to perform the Participant’s duties to the reasonable satisfaction of the Company or to carry out instructions by the executive officers or the Board of Directors of the Company, or breaches Company policies or procedures; provided that, unless the Company, in its sole discretion, determines that such a failure or breach is incurable, such failure or breach will only constitute grounds for termination for Cause if such failure or breach is not cured by the Participant to the satisfaction of the Company within 15 business days after the Company gives the Participant written notice identifying the manner in which the Company believes that the Participant failed to perform or breached; (iv) the Participant’s causation of, in the reasonable judgment of the Company, substantial damage to the Company’s reputation and goodwill, or the Participant’s subjection of the Company, in the reasonable judgment of the Company, to legal harm; or (v) the Participant’s engagement, in the reasonable judgment of the Company, in conduct disloyal to the Company and/or breach of the Participant’s fiduciary duties to the Company.

(b)	“Change of Control” means the occurrence of any of the following: (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole; or (ii) the acquisition by any person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders (as defined below) and their Related Parties (as defined below), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the stock of the Company entitled to vote. “Permitted Holders” means OCM Principal Opportunities Fund IV, L.P. (“Oaktree”), MTS Health Investors II, L.P. (“MTS”) and affiliates of Oaktree and MTS. “Related Parties” means any person controlled by a Permitted Holder, including any partnership of which a Permitted Holder or its affiliates is the general partner.

Page 2 of Exhibit A

(c)	“Disability” means the Participant’s inability to engage in the activities required by his employment by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as reasonably determined by the Committee in good faith and in its discretion.

(d)	“Good Reason” means the occurrence of any of the following without the Participant’s consent:

(i)	the Company’s material reduction of the Participant’s base salary;

(ii)	the assignment to the Participant of any duties which diminish in any material respect the Participant’s position with the Company (including titles and reporting requirements), authority, duties or responsibilities;

(iii)	any material failure by the Company to comply with any of the provisions of any employment agreement between the Participant and the Company, which is not remedied within thirty (30) days after written notice thereof from the Participant;

(iv)	if the Participant is not based in the Company’s Resource Center in Southern California, the Company’s requirement that the Participant materially change the location of the Participant’s principal office to a facility or a location more than sixty (60) miles from the Participant’s then-current residence; or

(v)	if the Participant’s principal office is located in the Company’s Resource Center in Southern California, the Company’s movement of the Resource Center more than sixty (60) miles from the then-present office location.

The Company and the Participant further agree that, for a resignation to constitute a resignation by the Participant for “Good Reason,” the Participant must provide written notice to the Company of the Participant’s intent to resign within thirty (30) days of one of the triggering events outlined in this definition.

6.	To the extent applicable, the Award shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Department of Treasury regulations and other interpretive guidance issued thereunder. To the extent required for purposes of compliance with Code Section 409A, payments under the Award may be delayed by six months after the Participant’s separation from service (as defined in Code Section 409A). The Committee may modify, amend or discontinue the Long Term Incentive Program or the Award at any time. The Award and any payments made under the Award shall be subject to any recoupment, clawback or similar policies adopted by the Company from time to time (to the extent contemplated by such policies) and any recoupment, clawback or similar requirements made applicable by law, regulation or listing standards to the Company from time to time (to the extent contemplated by such requirements).

Page 3 of Exhibit A